Exhibit 99.1

FROM: Winland Electronics, Inc. 1950 Excel Drive Mankato, Minnesota 56001 http://www.winland.com/	CONTACT: Lorin E. Krueger, Chief Executive Officer (507) 625-7231 -or- Hayden Communications, Inc. (843) 272-4653

FOR IMMEDIATE RELEASE

Winland Electronics, Inc. Declares 1.1-for-1 Stock Split and Adopts
Shareholder Rights Plan

MANKATO, Minn. /December 9, 2003 / PR Newswire / Winland Electronics, Inc. (Amex: WEX) announced today that its Board of Directors unanimously approved the following two actions:

•	a 1.1-for-1 stock split of Winland’s outstanding Common Stock, to be effected in the form of a stock dividend payable on December 31, 2003 in Winland Common Stock at the rate of one (1) share for every ten (10) shares outstanding, to shareholders of record of the Common Stock of the corporation at the close of business on December 19, 2003; and

•	adoption of a Shareholder Rights Plan designed to assure that all of the Company’s shareholders receive fair and equal treatment in the event of any acquisition proposal.

Regarding the 1-for-10 stock dividend, Lorin Krueger, Winland’s Chief Executive Officer, said “We believe this stock dividend can have a favorable effect on the liquidity of the market for our stock by increasing the number of shares outstanding while concurrently rewarding our shareholders.”

Regarding the Shareholder Rights Plan, Mr. Krueger said “The adoption of this plan serves the best interests of shareholders by protecting the shareholders from coercive or unfair takeover tactics while the Company builds long-term value. We currently have no shareholder holding 15% or more of our common stock and we are aware of no attempts to acquire Winland. The plan permits the Board to consider acquisition proposals that are in the best interests of shareholders.”

Pursuant to the Shareholder Rights Plan, the Board has declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, par value $.01 per share, outstanding at the close of business on December 31, 2003. The Shareholder Rights Plan is set forth in a Rights Agreement similar to plans adopted by many U.S. public companies. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our Board. The Rights Agreement should not interfere with any merger or other business combination approved by our Board.

     Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (a “Preferred Share”) for $36, once the Rights become exercisable. The Rights will not be exercisable until 15 days after the public announcement that a person or group has become an Acquiring Person, or, if earlier, 15 business days (or, in some cases, a later date determined by the Board) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

     The date when the Rights become exercisable is referred to as the “Distribution Date.” Until that date, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised.

     If a Rights Distribution Date occurs and a person or group is, or becomes, an Acquiring Person, all holders of Rights except the Acquiring Person, may, for $36 purchase shares of our common stock with a market value of $72, based on the market price of the common stock prior to such acquisition.

     In addition, if the Company is later acquired in a merger or similar transaction after a Rights Distribution Date occurs and a person or group is, or becomes, an Acquiring Person, all holders of Rights except the Acquiring Person may, for $36, purchase shares of the acquiring corporation with a market value of $72 based on the market price of the acquiring corporation’s stock, prior to such merger.

     The Board may redeem the Rights for $.001 per Right at any time prior to the close of business on the earlier of (i) the Distribution Date or (ii) December 9, 2013 (the “Final Expiration Date”). If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.001 per Right. The Rights will expire at the close of business on the Final Expiration Date.

     Details of the Rights Agreement are outlined in materials that will be mailed to all shareholders promptly after the Record Date.

About Winland Electronics

     Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace. The company’s stock is traded on AMEX under the symbol WEX.

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